INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2026
First Streaming and Cloud Services agreement drives Q2 results above outlook
Annualized recurring revenue1 at all-time high of $626 million, up 13% YoY
Company raises full year 2026 revenue outlook by $85 million

WILMINGTON, Del. July 30, 2026 - InterDigital, Inc. (Nasdaq: IDCC), a wireless, video, and AI technology research and development company, today announced results for the quarter ended June 30, 2026.
“We have delivered another outstanding quarter, with continued momentum across our business, including our new agreement with Amazon, driving annualized recurring revenue1 to a record $626 million,” commented Liren Chen, InterDigital CEO and President. “Building on the strength of our second quarter results, the increased business momentum, and the opportunity to make more progress over the balance of this year, we have raised the full year 2026 guidance to between $775 million and $845 million, an increase of $85 million at the midpoint.”
Recent Business Highlights
•Reached agreement with Amazon, covering Amazon’s services and devices, including Amazon Prime Video, with final terms to be determined by binding arbitration
•Signed new IoT license agreement with a leading fintech company covering point-of-sale devices
•Awarded two injunctions against Disney from Europe’s Unified Patent Court covering eleven countries
•Annualized recurring revenue1 ("ARR") increased 13% year-over-year from $553.1 million to $625.7 million
Second Quarter 2026 Financial Summary:
Second quarter 2026 revenue included $103.7 million of catch-up revenue, compared with $162.3 million of catch-up revenue in second quarter 2025. Operating expenses increased $25.8 million primarily due to increases in intellectual property enforcement costs and share-based compensation driven by business successes.

	Three Months Ended June 30,
($ in millions, except per share data)	2026	2025	Change
GAAP Results:
Revenue	$260.2	$300.6	(13)%
Operating expenses	$120.9	$95.2	27%
Net income	$116.4	$180.6	(36)%
Net income margin	45%	60%	(15) ppt
Diluted EPS	$3.40	$5.35	(36)%
Non-GAAP Results:
Adjusted EBITDA [2]	$184.1	$236.7	(22)%
Adjusted EBITDA margin [2]	71%	79%	(8) ppt
Non-GAAP Net income [3]	$141.4	$195.3	(28)%
Non-GAAP EPS [3]	$4.62	$6.52	(29)%
Additional Information:
Revenue by type:
Annualized recurring revenue [1]	$625.7	$553.1	13%
Catch-up revenue	$103.7	$162.3	(36)%
Revenue by program:
Smartphone	$122.7	$235.1	(48)%
CE, IoT/Auto	$27.5	$65.3	(58)%
Streaming and Cloud Services	$110.0	$—	N/M
Other	$—	$0.2	(100)%
N/M     Not meaningful
Return of Capital

(in millions, except per share data)	Share Repurchases		Dividends Declared		Total Return of Capital
	Shares	Value	Per Share	Value
Second quarter 2026	<0.1	$23.0	$0.70	$18.1	$41.1
Near Term Outlook
The Company raised its full year 2026 outlook and provided an initial outlook for third quarter 2026 in the table below. The outlook for third quarter 2026 covers existing licenses and does not include any new agreements or enforcement action results we may sign or receive over the balance of the third quarter. The outlook for full year 2026 includes both existing licenses and the expected contributions from new agreements and/or enforcement actions we may receive over the balance of the year.

Full Year 2026
(in millions, except per share data)	Q3 2026	Current	Prior
Revenue	$154 - $158	$775 - $845	$675 - $775
Adjusted EBITDA [2]	$86 - $92	$469 - $529	$381 - $477
Diluted EPS	$1.25 - $1.42	$7.91 - $9.67	$5.77 - $8.51
Non-GAAP EPS [3]	$1.94 - $2.13	$10.85 - $12.81	$8.74 - $11.84

Convertibility of 2027 Notes
Pursuant to the terms of the Indenture governing InterDigital’s 3.50% Senior Convertible Notes due 2027 (the “Notes”), the Notes are convertible during the calendar quarter ending September 30, 2026. The current conversion rate of the Notes is 13.0351 shares of InterDigital’s Common Stock per $1,000 principal amount of the Notes.
Upon the conversion of any Notes, InterDigital will pay cash up to the aggregate principal amount of the Notes to be converted, and will pay cash, shares of its Common Stock or a combination of cash and shares of its Common Stock for any conversion obligation in excess of the aggregate principal amount being converted, if any, at InterDigital’s election, as set forth in the Indenture governing the Notes.
At the time InterDigital issued the Notes, InterDigital entered into call spread transactions that together were designed to have the economic effect of reducing the net number of shares that will be issued in the event of conversion of the Notes by, in effect, increasing the conversion price of the Notes from InterDigital’s economic standpoint from $76.72 to $105.43. In connection with the Notes issuance, we also issued warrants to acquire, subject to customary anti-dilution adjustments, approximately 6.0 million shares of common stock. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Notes, Hedge, and Warrant Transactions" in InterDigital’s Form 10-Q for the quarter ended June 30, 2026 for more information.
As of June 30, 2026, $380.0 million in principal of the 2027 Notes remains outstanding, of which holders have elected to convert $80.3 million principal amount, which will settle in third quarter 2026. No incremental outstanding shares will result from such conversions due to the offsetting impact of hedging arrangements.
As of June 30, 2026, warrants to acquire 6.0 million shares of common stock remain outstanding at a strike price of $105.43, subject to adjustment, which mature on a net-share basis beginning September 2027 through April 2028.
Conference Call Information
InterDigital will host a conference call on Thursday, July 30, 2026 at 10:00 a.m. ET to discuss its second quarter 2026 financial performance and other company matters.
For a live webcast of the conference call visit www.interdigital.com and click on the “Webcast” link on the Investors page. The company encourages participants to take advantage of the webcast option.
See below for dial-in details to join the call telephonically:
USA - Toll-Free (800) 715-9871
USA / International Toll +1 (646) 307-1963
Conference ID 5903891 or Conference Name
A replay of the conference call will be available on InterDigital’s website under Events in the Investors section. The replay will be available for one year.
About InterDigital®
InterDigital is a global research and development company focused primarily on wireless, video, artificial intelligence (“AI”), and related technologies. We design and develop foundational technologies that enable connected, immersive experiences in a broad range of communications and entertainment products and services. We license our innovations worldwide to companies providing such products and services, including makers of wireless communications devices, consumer electronics, IoT devices, cars and other motor vehicles, and providers of cloud-based services such as video streaming. As a leader in wireless technology, our engineers have designed and developed a wide range of innovations that are used in wireless products and networks, from the earliest digital cellular systems to 5G and today’s most advanced Wi-Fi technologies. We are also a leader in video processing and video encoding/decoding technology, with a significant AI research effort that intersects with both wireless and video technologies. Founded in 1972, InterDigital is listed on Nasdaq.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.
For additional financial measures, refer to our second quarter 2026 Form 10-Q and the financial metrics tracker, which are available on the Investor Relations section of our website.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” "outlook," “goal,” “could,” "would," "should," "if," "may," "might," "future," "target," "trend," "seek to," "will continue," "predict," "likely," "in the event," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are made on the basis of management’s current views and assumptions and are not guarantees of future performance. Forward-looking statements, including but not limited to statements regarding our outlook for Q3 and full year 2026, are inherently subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) unanticipated delays or difficulties in the execution of patent license agreements on acceptable terms or at all; (ii) our ability to expand our revenue opportunities by entering into licensing arrangements with streaming and cloud-based service providers; (iii) the initiation of new legal proceedings or the resolution of ongoing legal proceedings, including any awards or judgments relating to such proceedings, and changes in the schedules or costs associated therewith; (iv) our ability to maintain a strong patent portfolio and make strategic decisions related to our intellectual property protection; (v) our ability to successfully integrate Deep Render and to recognize the anticipated benefits of the transaction; (vi) the failure of markets for our technologies to materialize to the extent that we expect; (vii) our continued ability to develop new technologies; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the One Big Beautiful Bill Act, the 2017 Tax Cuts and Jobs Act and other U.S. and non-U.S. tax laws and other tax matters; (ix) the timing and impact of potential regulatory, administrative and legislative matters; (x) the potential effects of macroeconomic conditions or global conflicts; (xi) our ability to hire and retain key personnel; (xii) operational risks, including cybersecurity events, human failures or other difficulties with our information technology systems; and (xiii) risks related to any new accounting standards or our estimates, assumptions and the application of relevant accounting standards, including with respect to revenue recognition.
You should not place undue reliance on the forward-looking statements contained herein, which are made only as of the date of this release. We undertake no duty to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

Footnotes
1    Annualized recurring revenue ("ARR") for any quarter is defined as total revenue for the quarter less catch-up revenue for the quarter, multiplied by four. Management believes ARR provides useful information about our financial performance, and our progress toward our 2030 targets. ARR is not a projection or forecast, and actual recurring revenue for any 12-month period will depend on a number of factors beyond our ability to predict or control, including those risks and uncertainties listed above. Additionally, ARR may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
2    Adjusted EBITDA and Adjusted EBITDA margin are supplemental non-GAAP financial measures that InterDigital believes provide investors with important insight into the Company's ongoing business performance. InterDigital defines Adjusted EBITDA as net income plus income tax (provision) benefit, other income, net & interest expense, depreciation and amortization, share-based compensation, and other items. Other items include restructuring costs, impairment charges and other non-recurring items. Adjusted EBITDA margin is Adjusted EBITDA over total revenue. These non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.
3    Non-GAAP net income, Non-GAAP EPS, and Non-GAAP weighted-average diluted shares are supplemental non-GAAP financial measures that InterDigital believes provide investors with important insight into the Company's ongoing business performance. InterDigital defines Non-GAAP net income as net income plus share-based compensation, acquisition related amortization, restructuring costs, impairment charges and one-time adjustments, losses on extinguishments of long-term debt, the related income tax effect of the preceding items, and adjustments to income taxes. Non-GAAP EPS is defined as Non-GAAP net income divided by Non-GAAP weighted-average diluted shares, which adjusts the weighted-average number of common shares outstanding for the dilutive effect of the Company's convertible notes, offset by our hedging arrangements. InterDigital’s computation of these non-GAAP financial measures might not be comparable to similarly named measures reported by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of each of these metrics to its most directly comparable GAAP financial measure is provided below.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$260,170	$300,596	$465,586	$511,103
Operating expenses:
Research and portfolio development	56,407	53,674	112,242	101,104
Licensing	34,725	23,909	86,844	41,586
General and administrative	29,799	17,586	45,000	31,154
Total operating expenses	120,931	95,169	244,086	173,844

Income from operations	139,239	205,427	221,500	337,259

Interest expense	(8,583)	(9,537)	(17,650)	(19,408)
Other income, net	12,722	15,144	19,322	25,402
Income before income taxes	143,378	211,034	223,172	343,253
Income tax provision	(27,006)	(30,466)	(31,471)	(47,083)
Net income	$116,372	$180,568	$191,701	$296,170

Net income per common share:
Basic	$4.51	$6.97	$7.44	$11.47
Diluted	$3.40	$5.35	$5.51	$8.81
Weighted-average number of common shares outstanding:
Basic	25,831	25,917	25,776	25,829
Diluted	34,260	33,725	34,770	33,615

Cash dividends declared per common share	$0.70	$0.60	$1.40	$1.20

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income	$116,372	$180,568	$191,701	$296,170
Non-cash adjustments	72,766	18,981	195,477	17,536
Working capital changes	(106,602)	(94,431)	(288,561)	(228,577)
Net cash provided by operating activities	82,536	105,118	98,617	85,129
Cash flows from investing activities:
Net sales, maturities, and purchases of short-term investments	(17,714)	(68,178)	12,061	17,987
Capitalized expenditures and patent costs	(15,937)	(13,550)	(31,015)	(40,207)
Long-term investments	—	—	1,709	—
Net cash used in investing activities	(33,651)	(81,728)	(17,245)	(22,220)
Cash flows from financing activities:
Payments on long-term debt and warrants	(2)	—	(88,019)	(1,284)
Repurchase of common stock	(22,981)	(26,168)	(31,146)	(31,417)
Dividends paid	(18,106)	(15,577)	(36,086)	(27,134)
Other	(1,003)	(924)	(56,006)	(25,785)
Net cash used in financing activities	(42,092)	(42,669)	(211,257)	(85,620)
Net increase (decrease) in cash, cash equivalents, and restricted cash	6,793	(19,279)	(129,885)	(22,711)
Cash, cash equivalents, and restricted cash, beginning of period	617,590	548,115	754,268	551,547
Cash, cash equivalents, and restricted cash, end of period	$624,383	$528,836	$624,383	$528,836

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash, cash equivalents, and short-term investments	$1,112,411	$1,243,160
Accounts receivable	193,001	69,816
Prepaid and other current assets	91,151	74,994
Property & equipment and patents, net	339,843	342,469
Other long-term assets, net	455,686	333,851
Total assets	$2,192,092	$2,064,290
Liabilities and Shareholders' equity
Current portion of long-term debt	$378,239	$458,376
Current deferred revenue	325,740	193,722
Other current liabilities	97,091	100,404
Long-term deferred revenue	116,472	135,882
Long-term debt & other long-term liabilities	72,381	74,786
Total liabilities	989,923	963,170
Total shareholders' equity	1,202,169	1,101,120
Total liabilities and shareholders' equity	$2,192,092	$2,064,290

RECONCILIATION OF NON-GAAP MEASURES

The following tables present InterDigital's GAAP financial measures reconciled to the non-GAAP financial measures included in this release for the second quarter ended June 30, 2026 and 2025:

	Three Months Ended June 30,		Six Months Ended June 30,
	(in thousands)		(in thousands)
	2026	2025	2026	2025
Net income	$116,372	$180,568	$191,701	$296,170
Income tax provision	27,006	30,466	31,471	47,083
Other income, net & interest expense	(4,139)	(5,607)	(1,672)	(5,994)
Depreciation and amortization	19,482	19,465	38,690	37,678
Share-based compensation	24,103	11,836	34,442	21,334
Other items (a)	1,255	—	1,255	(483)
Adjusted EBITDA [2]	$184,079	$236,728	$295,887	$395,788

	Three Months Ended June 30,		Six Months Ended June 30,
	(in thousands, except for per share data)		(in thousands, except for per share data)
	2026	2025	2026	2025
Net income	$116,372	$180,568	$191,701	$296,170
Share-based compensation	24,103	11,836	34,442	21,334
Acquisition related amortization	8,000	8,900	15,978	17,550
Other operating items (a)	1,255	—	1,255	(483)
Other non-operating items (b)	(967)	—	(967)	—
Related income tax effect of above items	(6,802)	(4,355)	(10,649)	(8,065)
Adjustments to income taxes	(563)	(1,667)	(10,967)	(5,566)
Non-GAAP net income [3]	$141,398	$195,282	$220,793	$320,940

Weighted-average dilutive shares - GAAP	34,260	33,725	34,770	33,615
Less: Dilutive impact of the Convertible Notes	3,669	3,791	4,033	3,731
Weighted-average dilutive shares - Non-GAAP [3]	30,591	29,934	30,737	29,884

Diluted EPS	$3.40	$5.35	$5.51	$8.81
Non-GAAP EPS [3]	$4.62	$6.52	$7.18	$10.74
(a)    Other items in the above tables include one-time expenses related to litigation fee reimbursements in three and six months ended June 30, 2026, compared to one-time contra-expenses related to litigation fee reimbursements in six months ended June 30, 2025.
(b)    Other non-operating items includes gains from observable price changes of our long-term strategic investments.

The following tables present a reconciliation between GAAP and non-GAAP versions of the estimated financial measures for the third quarter of 2026 and full year fiscal 2026 included in this release:

	Outlook
	(in millions)
		Full Year 2026
	Q3 2026	Current	Prior
Net income	$42 - $48	$270 - $330	$202 - $298
Income tax provision	11	59	48
Other income, net & interest expense	—	(1)	(4)
Depreciation and amortization	20	79	80
Share-based compensation	13	61	52
Other items	—	1	3
Adjusted EBITDA [2]	$86 - $92	$469 - $529	$381 - $477

	Outlook
	(in millions)
		Full Year 2026
	Q3 2026	Current	Prior
Net income	$42 - $48	$270- $330	$202- $298
Share-based compensation	13	61	52
Acquisition related amortization	8	32	32
Other operating items	—	1	3
Other non-operating items	—	(1)	—
Related income tax effect of above items	(4)	(20)	(18)
Adjustments to income taxes	—	(11)	—
Non-GAAP net income [3]	$59 - $65	$332 - $392	$271 - $367

Weighted-average dilutive shares - GAAP	33.7	34.1	35.0
Less: Dilutive impact of the Convertible Notes	3.3	3.5	4.0
Weighted-average dilutive shares - Non-GAAP [3]	30.4	30.6	31.0

Diluted EPS	$1.25 - $1.42	$7.91 - $9.67	$5.77 - $8.51
Non-GAAP EPS [3]	$1.94 - $2.13	$10.85 - $12.81	$8.74 - $11.84

CONTACT:	InterDigital, Inc.
Email: investor.relations@interdigital.com
+1 (302) 300-1857